EXHIBIT 21.1

Subsidiaries of the Registrant

State of
Incorporation or
Name	Organization

Ambar Lone Star Fluid Services LP, LLLP	Delaware
Eastern Reservoir Services Company	Nova Scotia
International Petroleum Services Company	Pennsylvania
IPSCO, Inc.	Delaware
Patterson (GP) LLC	Delaware
Patterson (LP) LLC	Delaware
Patterson Petroleum LP, LLLP	Delaware
Patterson-UTI Drilling Company LP, LLLP	Delaware
Phelps Drilling Co.	Nova Scotia
Suits Drilling Company	Oklahoma
Universal Well Services, Inc.	Delaware
UTI Drilling Canada, Inc.	Delaware
Patterson-UTI Management Services, LLC	Delaware
UTICO LLC	Delaware